Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement (No 333-239626) on Form S-8 of our report dated June 25, 2025, appearing in this Annual Report on Form 11-K of the Willscot 401(k) Plan as of December 31, 2024 and 2023 and for the year ended December 31, 2024.

Owings Mills, Maryland
June 25, 2025
10200 Grand Central Avenue · Suite 250 · Owings Mills · Maryland 21117 · P 410.584.0060 · F 410.584.0061